Exhibit 23.3
LETTER OF CONSENT
     We hereby consent to the reference to (i) our firm’s name, and (ii) our reports relating to the valuation of the ordinary shares of Allot Communications Ltd. (the “Company”) in Amendment No. 1 to the Registration Statement on Form F-1 of the Company and any amendments thereto.

Very truly yours,
/s/: BDO Ziv Haft Consulting & Management Ltd
BDO Ziv Haft Consulting & Management Ltd.

October 22, 2006
Tel Aviv, Israel